Exhibit 99.1

Einstein Noah Restaurant Group Reports Fourth Quarter & Full Year 2009 Financial Results

System wide comparable store sales show continued improvement through the Fourth Quarter

Strong cash flow allows for $2.0 million incremental redemption on Series Z Preferred Stock

Fourth Quarter total gross margin of 21.0% exceeded prior year period

LAKEWOOD, Colo.--(BUSINESS WIRE)--February 25, 2010--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the fourth quarter and full year ended December 29, 2009.

Selected Highlights for the Fourth Quarter 2009 Compared to the Fourth Quarter 2008:

  Total revenues were virtually flat at $103.7 million vs. $103.9 million.
  System-wide comparable store sales decreased (1.4%), a 130 basis point improvement over the third quarter trend.
  Total gross margin improved to 21.0% compared with 20.7%, due to strong cost controls as well as a substantial improvement in manufacturing & commissary profitability.
  Adjusted EBITDA improved $1.0 million to $12.7 million compared to $11.7 million.
  Redeemed an incremental $2.0 million in Series Z Preferred Stock on December 29, 2009, for a total redemption of approximately $5.0 million.

Selected Highlights for 2009 Compared to 2008:

  Total revenues declined modestly to $408.6 million from $413.5 million
  System-wide comparable store sales decreased (2.4%), while transactions decreased (2.3%).
  Total gross margin was 19.0% compared to 19.8%.
  Adjusted EBITDA was virtually flat at $42.3 million compared to $42.2 in 2008.
  Maintained an unrestricted cash balance of $9.9 million after making payments of approximately $25.0 million and $8.1 million on the Series Z and term loan respectively.

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “The results we reported today underscore the progress we’ve made in building a platform for sustainable long-term growth. Our comparable store sales, transaction performance, and gross margins were the highest of the year in the fourth quarter, and demonstrate the continued build from our marketing and merchandising initiatives, as well as our disciplined approach to execution and cost control. Even in today’s economic environment, I am gratified that we can create equity for our brand, generate substantial cash flow and meet our financial goals.”

O’Neill continued, “Our key strategies for 2010 are straightforward and build upon our prior-year accomplishments. We intend to drive transaction growth by increasing brand trial through our core bagel/breakfast offerings, rebuild gross margins through our focus on supply chain, manufacturing and operational efficiency, and accelerate unit growth primarily through franchise and license expansion. With a committed team and results-oriented culture, I am confident that we can succeed in all of these areas to maximize shareholder value.”

Fourth Quarter 2009 Financial Results

For the fourth quarter ended December 29, 2009, system-wide comparable store sales, which include Company-owned, franchised, and licensed locations, decreased (1.4%). Total revenues were virtually flat at $103.7 million vs. $103.9 million in the fourth quarter of 2008. Company-owned restaurant sales decreased (0.7%) to $93.7 million from $94.3 million, mostly as a result of a (1.7%) decrease in comparable store sales, which was partially offset by a net increase of two additional company-owned restaurants since December 30, 2008.

The Company’s on-going investments in marketing initiatives to build traffic and drive awareness of its brands yielded a modest decline of (1.5%) in transactions during the fourth quarter and a significant build on trends coming into 2009, when transactions were declining in the (8%) to (9%) range. Marketing initiatives and trial generating incentives increased $0.7 million and $0.4 million, respectively, compared to the prior-year period. Company-owned restaurant gross profit was $18.5 million, or 19.7% of restaurant sales in the fourth quarter of 2009, compared to $18.9 million, or 20.0% of restaurant sales, in the fourth quarter of 2008.

As a percentage of company-owned restaurant sales, cost of goods sold were favorable by 130 basis points in the fourth quarter of 2009 compared to last year. Labor costs, as a percentage of company-owned restaurant sales, rose 100 basis points in the fourth quarter of 2009 compared to the prior-year period due largely to higher health benefits costs, along with continued investments in the Company’s catering business.

New Units and Development

The Company benefitted from a net increase of six additional franchise restaurants and 26 license restaurants since December 30, 2008. The effect of the new locations helped drive franchise and license related revenues up 17.1% to $2.2 million in the fourth quarter of 2009 from $1.9 million in the prior-year period.

Restaurant openings during the fourth quarter of 2009 consisted of 15 outlets, including four Einstein Bros. company-owned restaurants, two Manhattan Bagel franchise restaurants, and nine Einstein Bros. licensed restaurants. Three licensed outlets were also closed during the period.

Other Operating Items

Manufacturing and commissary revenues increased modestly to $7.8 million in the fourth quarter of 2009 vs. $7.7 million, while gross profit grew 58.3% to $1.1 million, compared to $0.7 million in the fourth quarter of 2008. The substantial improvement in gross profit was attributed to lower raw ingredient costs as well as production and labor efficiencies at the Company’s bagel manufacturing facility.

Adjusted EBITDA increased $1.0 million to $12.7 million in the fourth quarter of 2009, compared to $11.7 million in 2008. The 8.5% increase in adjusted EBITDA is attributable to the improvements previously mentioned.

In the third quarter, the Company reversed the valuation allowance on its deferred tax asset. Accordingly, 2009 now includes a charge of $2.9 million for incomes taxes compared to $0.5 million in 2008. The Company also reported $0.7 million of accrued additional redemption costs on the unredeemed portion of the Series Z Preferred Stock. The 2008 results include minimal income tax expense and no charge for the Series Z Preferred Stock.

Taking the aforementioned charges into account, net income was $2.8 million in the fourth quarter of 2009, or $0.17 per diluted share, compared to net income of $5.8 million, or $0.36 per diluted share, in the fourth quarter of 2008.

2009 Financial Results

For the full year ended December 29, 2009, system-wide comparable store sales, which include Company-owned, franchised, and licensed locations, decreased (2.4%). Total revenues declined modestly to $408.6 million from $413.5 million last year.

Company-owned restaurant sales decreased (1.7%) to $370.4 million from $376.7 million, inclusive of a comparable store sales decline of (3.4%). Company-owned restaurant gross profit was $66.2 million, or 17.9% of restaurant sales, compared to $73.5 million, or 19.5% of restaurant sales, in 2008.

Franchise and license related revenues increased 17.1% to $7.5 million in 2009, compared to $6.4 million last year. The Company benefitted from a net increase of 32 franchise and license locations, along with a comparable store sales increase of 1.1%.

Manufacturing and commissary revenues increased to $30.6 million, compared to $30.4 million last year, while gross profit grew 125.5% to $4.1 million, vs. $1.8 million in 2008.

Adjusted EBITDA was virtually flat at $42.3 million in 2009, compared to $42.2 million in 2008.

In the third quarter, the Company reversed the valuation allowance on its deferred tax asset. Therefore, income tax expenses for both periods are not comparable. Additionally, the Company recorded a charge of approximately $1.5 million of accrued additional redemption costs on the unredeemed portion of the Series Z Preferred Stock. The 2008 results did not have this charge.

Net income was $72.0 million for 2009, or $4.36 per diluted share, compared to net income of $21.1 million, or $1.29 per diluted share for 2008.

Rick Dutkiewicz, chief financial officer of Einstein Noah, added, “We substantially improved the quality of our asset base this past year, while investing in projects that generate significant returns on our capital. Inclusive of the 45 locations that were upgraded in 2009, approximately 50% of our Company-owned restaurants were built or remodeled in the last four years. Our balance sheet also improved in 2009. It remains well-capitalized, and we paid down a total of $8.1 million of long-term debt and redeemed nearly $25.0 million of Series Z Preferred Stock throughout the year. In addition, our valuable deferred tax asset will minimize our cash taxes paid for the next several years. We will utilize this asset to continue to reduce our indebtedness as well as provide sufficient capital to grow our business. We will continue to accelerate our franchise and licensing development in 2010 and have an asset light business model that sets the stage for strong free cash flow. Together, these items are an important part of driving returns for our shareholders.”

2010 Outlook

The Company anticipates the opening of 10-12 new Einstein Bros. Bagels company-owned restaurants, 12-16 new Einstein Bros. Bagels franchised restaurants, and 35-45 Einstein Bros. Bagels licensed restaurants.

The Company currently has 14 signed development agreements for Einstein Bros. Bagels franchises. This coupled with the efforts to sign additional development agreements in 2010 is expected to ultimately yield an ending pipeline of 90-100 additional franchise openings.

The Company has secured contract pricing on approximately 50% of all major agricultural commodities that will result in favorable prices compared to 2009, with an option to benefit from further reductions in the market.

Conference Call Today

The Company will host a conference call to discuss fourth quarter and full year 2009 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, president and chief executive officer, and Richard Dutkiewicz, chief financial officer.

The dial-in numbers for the conference call are 1-877-407-0784 for domestic toll-free calls and 1-201-689-8560 for international. The conference ID is 343638. A telephone replay will be available through March 4, 2010, and may be accessed by dialing 1-877-660-6853 for domestic toll-free calls or 1-201-612-7415 for international. Participants must enter account 3055 and conference ID 343638.

To access a live webcast of the call, please visit Einstein Noah's Web site at www.einsteinnoah.com. A replay of the webcast will be available on the website for at least four weeks.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 680 restaurants, including more than 175 license locations, in 36 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," "expectations," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “set the foundation for” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for the 2009 fourth quarter and period over period revenue, gross profit, operating income, net income, depreciation and amortization, comparable store sales and margin performance are not necessarily indicative of future results, and our expectations for full year 2009 results and improved performance in 2010 are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve corporate and store level margins and contain costs is dependent upon the success of our plans for productivity improvements, particularly SKU rationalization, labor efficiencies and food cost management, which, in turn, are dependent upon our ability to execute on these initiatives and the cost of agricultural commodities; (iv) the ability to develop and open new company-owned, licensed and franchised restaurants and continue our upgrade program for company-owned restaurants and opportunities for franchised and licensed locations is dependent upon the availability of capital, the availability of desirable locations, reaching favorable financing and lease terms, as well as the availability of contractors and materials, and the ability to obtain necessary permits and licenses; (v) our ability to expand our development pipeline is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees, negotiate favorable agreements, and their ability to secure financing; (vi) our ability to expand our recurring royalty stream is dependent upon our ability to attract successful franchisees and licensees; (vii) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop sizes and production, the market, economic conditions, including market and inflationary pressures; (viii) our ability to build brand equity, facilitate unit expansion and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	December 30,	December 29,	2009
	2008	2009	vs. 2008
Revenues:
Company-owned restaurant sales	$94,333	$93,669	(0.7%)
Manufacturing and commissary revenues	7,650	7,848	2.6%
Franchise and license related revenues	1,894	2,218	17.1%
Total revenues	103,877	103,735	(0.1%)

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	28,155	26,736	(5.0%)
Labor costs	27,542	28,264	2.6%
Other operating costs	9,670	8,801	(9.0%)
Rent and related, and marketing costs	10,087	11,383	12.8%
Total company-owned restaurant costs	75,454	75,184	(0.4%)

Manufacturing and commissary costs	6,959	6,754	(2.9%)
Total cost of sales	82,413	81,938	(0.6%)

Gross profit:
Company-owned restaurant	18,879	18,485	(2.1%)
Manufacturing and commissary	691	1,094	58.3%
Franchise and license	1,894	2,218	17.1%
Total gross profit	21,464	21,797	1.6%

Operating expenses:
General and administrative expenses	8,421	9,090	7.9%
Senior management transition costs	1,335	-	(100.0%)
Depreciation and amortization	3,907	4,266	9.2%
Other operating expenses	285	869	204.9%
Income from operations	7,516	7,572	0.7%

Interest expense, net	1,282	1,874	46.2%
Income before income taxes	6,234	5,698	(8.6%)
Current income tax expense	450	(502)	**
Deferred income tax expense	-	3,382	**
Net income	$5,784	$2,818	**

Net income per common share – Basic	$0.36	$0.17	**
Net income per common share – Diluted	$0.36	$0.17	**

Weighted average number of common shares outstanding:
Basic	15,974,248	16,392,052	2.6%
Diluted	16,179,269	16,730,940	3.4%

** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	52 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	December 30,	December 29,	2009
	2008	2009	vs. 2008
Revenues:
Company-owned restaurant sales	$376,664	$370,412	(1.7%)
Manufacturing and commissary revenues	30,369	30,638	0.9%
Franchise and license related revenues	6,417	7,512	17.1%
Total revenues	413,450	408,562	(1.2%)

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	112,674	108,053	(4.1%)
Labor costs	112,007	113,665	1.5%
Other operating costs	37,781	37,426	(0.9%)
Rent and related, and marketing costs	40,654	45,113	11.0%
Total company-owned restaurant costs	303,116	304,257	0.4%

Manufacturing and commissary costs	28,566	26,573	(7.0%)
Total cost of sales	331,682	330,830	(0.3%)

Gross profit:
Company-owned restaurant	73,548	66,155	(10.1%)
Manufacturing and commissary	1,803	4,065	125.5%
Franchise and license	6,417	7,512	17.1%
Total gross profit	81,768	77,732	(4.9%)

Operating expenses:
General and administrative expenses	36,356	35,463	(2.5%)
California wage and hour settlements	1,900	-	(100.0%)
Senior management transition costs	1,335	-	(100.0%)
Depreciation and amortization	14,100	16,627	17.9%
Other operating expenses	461	725	57.3%
Income from operations	27,616	24,917	(9.8%)

Interest expense, net	5,439	6,114	12.4%
Income before income taxes	22,177	18,803	(15.2%)
Current income tax expense	1,100	198	(82.0%)
Deferred income tax benefit	-	(53,390)	**
Net income	$21,077	$71,995	**

Net income per common share – Basic	$1.32	$4.45	**
Net income per common share – Diluted	$1.29	$4.36	**

Weighted average number of common shares outstanding:
Basic	15,934,796	16,175,391	1.5%
Diluted	16,378,965	16,526,869	0.9%

** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended		52 weeks ended
	(percent of total revenue)		(percent of total revenue)
	December 30,	December 29,	December 30,	December 29,
	2008	2009	2008	2009
Revenues:
Company-owned restaurant sales	90.8%	90.3%	91.1%	90.7%
Manufacturing and commissary revenues	7.4%	7.6%	7.3%	7.5%
Franchise and license related revenues	1.8%	2.1%	1.6%	1.8%
Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales:
Company-owned restaurant costs (1)
Cost of goods sold	29.8%	28.5%	29.9%	29.2%
Labor costs	29.2%	30.2%	29.7%	30.7%
Other operating costs	10.3%	9.4%	10.0%	10.1%
Rent and related, and marketing costs	10.7%	12.2%	10.8%	12.2%
Total company-owned restaurant costs	80.0%	80.3%	80.5%	82.1%

Manufacturing and commissary costs (2)	91.0%	86.1%	94.1%	86.7%
Total cost of sales	79.3%	79.0%	80.2%	81.0%

Gross margin:
Company-owned restaurant (1)	20.0%	19.7%	19.5%	17.9%
Manufacturing and commissary (2)	9.0%	13.9%	5.9%	13.3%
Franchise and license	100.0%	100.0%	100.0%	100.0%
Total gross margin	20.7%	21.0%	19.8%	19.0%

Operating expenses:
General and administrative expenses	8.1%	8.8%	8.8%	8.7%
California wage and hour settlements	0.0%	0.0%	0.5%	0.0%
Senior management transition costs	1.3%	0.0%	0.0%	0.0%
Depreciation and amortization	3.8%	4.1%	3.4%	4.1%
Other operating expenses (income)	0.3%	0.8%	0.1%	0.2%
Income from operations	7.2%	7.3%	6.7%	6.1%

Interest expense, net	1.2%	1.8%	1.3%	1.5%
Income before income taxes	6.0%	5.5%	5.4%	4.6%
Current income tax expense	0.4%	(0.5%)	0.3%	0.0%
Deferred income tax expense (benefit)	0.0%	3.3%	0.0%	(12.9%)
Net income	5.6%	2.7%	5.1%	17.6%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues
* not applicable
** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	52 weeks ended
	December 30,	December 29,
	2008	2009
OPERATING ACTIVITIES:
Net income	$21,077	$71,995
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	14,100	16,627
Deferred income tax benefit	-	(53,390)
Stock-based compensation expense	945	941
Loss on disposal of assets	198	212
Impairment charges and other related costs	263	818
Provision for losses on accounts receivable	157	206
Amortization of debt issuance and debt discount costs	487	574
Write-off of debt issuance costs
Write-off of debt discount
Paid-in kind interest
Changes in operating assets and liabilities:
Restricted cash	677	18
Accounts receivable	1,191	624
Accounts payable and accrued expenses	3,297	(2,300)
Accrued Series Z additional redemption	-	1,285
Other assets and liabilities	703	(3,910)

Net cash provided by operating activities	43,095	33,700

INVESTING ACTIVITIES:
Purchase of property and equipment	(26,690)	(16,898)
Proceeds from the sale of equipment	17	2
Acquisition of restaurant assets	(7)	-

Net cash used in investing activities	(26,680)	(16,896)

FINANCING ACTIVITIES:
Payments under capital lease obligations	(84)	(49)
Repayments of other borrowings	(280)	-
Repayments under the term loan	(1,675)	(8,088)
Redemptions under mandatorily redeemable Series Z Preferred Stock	-	(24,806)
Proceeds upon stock option exercises	404	1,808

Net cash provided by (used in) financing activities	(1,635)	(31,135)

Net increase (decrease) in cash and cash equivalents	14,780	(14,331)
Cash and cash equivalents, beginning of period	9,436	24,216
Cash and cash equivalents, end of period	$24,216	$9,885

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 30,	December 29,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$24,216	$9,885
Restricted cash	526	508
Accounts receivable	6,459	5,629
Inventories	5,290	5,513
Current deferred income tax assets	-	7,184
Prepaid expenses	4,175	5,682
Other current assets	599	73
Total current assets	41,265	34,474

Property, plant and equipment, net	59,747	58,682
Trademarks and other intangibles, net	63,831	63,831
Goodwill	4,981	4,981
Long-term deferred income tax assets	-	46,206
Debt issuance costs and other assets, net	3,105	3,047

Total assets	$172,929	$211,221

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$5,123	$4,147
Accrued expenses and other current liabilities	22,160	20,633
Current portion of long-term debt	8,088	5,234
Current portion of obligations under capital leases	61	22
Mandatorily redeemable, Series Z Preferred Stock, $.001 par
value, $1,000 per share liquidation value; 57,000 shares
authorized; 57,000 and 32,194 shares outstanding	57,000	32,194

Total current liabilities	92,432	62,230

Long-term debt	79,787	74,553
Long-term obligations under capital leases	38	19
Other liabilities	14,323	12,133
Total liabilities	186,580	148,935

Commitments and contingencies

Stockholders’ (deficit) equity:
Series A junior participating preferred stock, 700,000 shares authorized; no shares issued and outstanding
Common stock, $.001 par value; 25,000,000 shares
authorized; 15,969,167 and 16,461,123 shares issued and outstanding	16	16
Additional paid-in capital	264,179	266,928
Accumulated other comprehensive loss, net of income tax	(2,470)	(1,277)
Accumulated deficit	(275,376)	(203,381)
Total stockholders’ (deficit) equity	(13,651)	62,286

Total liabilities and stockholders’ (deficit) equity	$172,929	$211,221

Additional financial data:

As of
December 29, 2009
Trailing twelve months average unit volume	$874,000

For the thirteen
weeks ended
December 29, 2009
Weekly per store sales average	$16,937
Total store weeks	5,531
Average check	$7.45

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, earnings before interest, taxes, depreciation, amortization and other operating expenses (“Adjusted EBITDA”). Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.

	13 weeks ended		52 weeks ended
	December 30,	December 29,	December 30,	December 29,
	2008	2009	2008	2009
	(dollars in thousands)
Net income	$5,784	$2,818	$21,077	$71,995
Adjustments to net income:
Interest expense, net	1,282	1,874	5,439	6,114
Provision (benefit) for income taxes	450	2,880	1,100	(53,192)
Depreciation and amortization	3,907	4,266	14,100	16,627
Other operating expenses	285	869	461	725
Earnings before interest, taxes, deprecation, amortization
and other operating expenses (Adjusted EBITDA)	$11,708	$12,707	$42,177	$42,269

CONTACT:
For Einstein Noah Restaurant Group:
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com
or
Rick Dutkiewicz, 303-568-8004
Chief Financial Officer
rdutkiewicz@einsteinnoah.com